                            WASTE MANAGEMENT, INC.


                      Ratio of Earnings to Fixed Charges

                                  (Unaudited)

                      (millions of dollars, except ratio)

                                                           Nine Months Ended
                                                             September 30
                                                         ----------------------
                                                            1996        1997
                                                         ----------   ---------
Income from continuing operations before income
  taxes, undistributed earnings from affiliated
  companies and minority interest                        $    835.4   $   638.9
Interest expense                                              361.7       352.0
Capitalized interest                                          (24.9)      (19.6)
One-third of rents payable in the next year                    39.3        35.7
                                                         ----------   ---------
Income from continuing operations before income
  taxes, undistributed earnings from affiliated
  companies, minority interest, interest and one-
  third of rents                                         $  1,211.5   $ 1,007.0
                                                         ==========   =========
Interest expense                                         $    361.7   $   352.0
One-third of rents payable in the next year                    39.3        35.7
                                                         ----------   ---------
Interest expense plus one-third of rents                 $    401.0   $   387.7
                                                         ==========   =========
Ratio of earnings to fixed charges                        3.02 to 1   2.60 to 1

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